Shareholder Letter Q3 2024

Dear Shareholders, Our third quarter results were very strong, headlined by accelerating topline growth, relative stability in expenses, and $48 million of net cash flow (“NCF”). Here’s a look at the key metrics: • Cash Flow: We once again delivered a NCF-positive quarter, generating $48 million NCF. Cash flow from Operations was positive in the third quarter at $16 million. We reiterate our expectation of sustainable NCF positivity exiting the year. • Top Line: At $889 million, In Force Premium grew 24% YoY, while revenue grew 19%. • Loss Ratio: At 73%, gross loss ratio improved by a notable 10 points year on year, while trailing twelve months (“TTM”) gross loss ratio came in at 77%, 11 points improved vs prior year. This marks the fifth consecutive quarter of sequential improvement in the TTM gross loss ratio. • Gross Profit: Increased by 71% year on year to $38 million, while our Gross Profit Margin increased by 8 points year on year to 27%. • Operating Expense: Increased by $26 million, or 27%, primarily driven by a $27 million increase in growth spend, consistent with our plans to accelerate investment pace this year. Excluding growth spend, operating expenses were unchanged year on year. • Bottom line: Primarily due to the nearly 3x increase in growth spend referenced above, Adjusted EBITDA loss of ($49) million was 22% larger relative to last year, while Net Loss, at ($68) million, was 10% larger. We have delivered sustained consistency in our execution for several quarters, and are well positioned to continue the trends of accelerating growth and improving efficiencies in the quarters and years to follow. 3

If you’re interested in learning more, we do hope to see you at our upcoming Investor Day, to be held on November 19, 2024, in New York City and online, where we'll provide detailed updates on our vision for the future and how we hope to realize it. We also wanted to bring your attention to additional disclosures we plan to share from here on out: an insurance supplement, which appears at the end of this shareholder letter. The supplement includes expanded KPIs that we expect will be helpful for insurance-minded investors. Resilience in our model The third quarter saw elevated CAT-related losses across the industry, alongside tragic loss of life. We spoke last quarter of various initiatives we have pursued related to managing CAT exposure, including geographic diversification, product diversification, introducing partners with whom we place premium in certain regions, and targeted non-renewals in CAT-exposed areas. Diversification has been an extremely powerful tool in driving resiliency in our model, enabling us to deliver sustained sequential improvement in the gross loss ratio, notwithstanding a punishing CAT season. In the past ten quarters, the IFP share of our relatively less CAT-exposed business (e.g. pet, car, Europe) has roughly doubled, from 23% to 44%. Indeed, had we not pursued diversification during this period, the CAT impact to our gross loss ratio in Q3 2024 would have been roughly 40% greater. Diversification and CAT volatility mitigation are important factors in our strong loss ratio performance, but the broader picture is even more compelling. Loss ratios have shown stability or improvement across all of our product lines, both sequentially and year over year. This has been achieved via (1) tight feedback loops between our continuously improving LTV AI model and our customer acquisition engine, and (2) rate increases that see us approaching rate adequacy across product lines. The recent improvement in our car gross loss ratio, which is 12 points better than last year, is particularly encouraging, as we believe car will become a key driver of accelerated growth. 4

In the third quarter, the gross loss ratio improved by an impressive 10 points year over year. Notably, we have achieved double-digit year-over-year improvements in four of the last five quarters, resulting in an 11-point reduction in the trailing twelve-month gross loss ratio. Operating Leverage In the past couple of years, we have seen sustained operating leverage, with dramatic growth in the book of business alongside relative stability in operating expenses. Some notable statistics: • Over the past two years, CAGR of IFP at 21% is more than 3x the CAGR of operating expense at 6%. • Excluding growth spend, of which 80% is funded by synthetic agents (our financing partners who enable us to smooth growth spend payment timing), operating expenses have been roughly unchanged for two consecutive years at $85 million. • In the past year, we grew the book by 24%, while our employee headcount actually shrank by 7%, contributing to a 33% improvement in IFP / headcount. Since Q4 2021, IFP / headcount has steadily increased, improving by over 2x over that horizon. 5

This is a direct result of our ability to leverage technology, including generative AI capabilities, across the organization to automate systems and processes, unleashing powerful operating efficiencies. We expect these dynamics to sustain. Looking Ahead In the fourth quarter and beyond, our strategy remains consistent. We will continue to acquire profitable new business, with acceleration unlocked via our synthetic agents program, and increasingly leaning in on car. Simultaneously, powered by technology’s unique ability to drive operating efficiency, we will continue to deliver stability in operating expenses. The outcome: accelerating growth, positive net cash flow exiting this year, and Adjusted EBITDA profitability on track during 2026. We look forward to the opportunity to tell you more about these themes in a couple of weeks at our Investor Day in New York City. 6

Q3 2024 Results, KPIs and Non-GAAP Financial Measures In Force Premium IFP, defined as the aggregate annualized premium for customers as of the period end date, increased by 24% to $889.1 million as compared to the third quarter of 2023. Customers Customer count increased by 17% to 2,313,113 as compared to the third quarter of 2023. Premium per Customer Premium per customer, defined as in force premium divided by customers, was $384 at the end of the third quarter, up 6% from the third quarter of 2023. Annual Dollar Retention ADR, defined as the percentage of IFP retained over a twelve month period, inclusive of changes in policy value, changes in number of policies, changes in policy type, and churn, was 87% at the end of the third quarter, an increase of 2 percentage points from third quarter of 2023. Gross Earned Premium Third quarter gross earned premium of $213.1 million increased by $39.9 million or 23% as compared to the third quarter of 2023, primarily due to the increase of IFP earned during the quarter. Revenue Third quarter revenue of $136.6 million increased by $22.1 million or 19% as compared to the third quarter of 2023, primarily due to the increase of gross earned premium, ceding commission income, and net investment income. 7

Gross Profit Third quarter gross profit of $37.5 million increased by $15.6 million or 71% as compared to the third quarter of 2023, primarily due to higher earned premium and improved loss ratio in the third quarter this year. Adjusted Gross Profit Third quarter adjusted gross profit of $38.6 million increased by $13.7 million or 55% as compared to the third quarter of 2023, primarily due to higher earned premium and improved loss ratio in the third quarter this year. Adjusted gross profit is a non-GAAP metric. Reconciliations of GAAP to non-GAAP financial measures, as well as definitions for the non-GAAP financial measures included in this letter and the reasons for their use, are presented at the end of this letter. Operating Expense Total operating expense, excluding net loss and loss adjustment expense, of $124.5 million increased by $26.3 million or 27% as compared to the third quarter of 2023. The increase was primarily driven by higher growth spend for customer acquisition, offset by lower employee related costs. Growth spend, included in sales and marketing expense, was $39.9 million in the quarter, as compared to $12.6 million, in third quarter 2023. Net Loss Net loss in the third quarter was ($67.7) million, or ($0.95) per share, as compared to ($61.5) million, or ($0.88) per share, in the third quarter of 2023. Adjusted EBITDA Adjusted EBITDA loss was ($49.0) million, as compared to an Adjusted EBITDA loss of ($40.2) million in the third quarter of 2023, primarily due to higher growth spend in the third quarter this year. 8

Adjusted EBITDA is a non-GAAP metric. Reconciliations of GAAP to non-GAAP financial measures, as well as definitions for the non-GAAP financial measures included in this letter and the reasons for their use, are presented at the end of this letter. Cash & Investments The Company’s cash, cash equivalents, and investments totaled approximately $979 million at September 30, 2024. As of September 30, 2024, approximately $241 million is carried by our insurance subsidiaries as regulatory surplus. Net Cash Flow NCF in the third quarter was $48 million, as compared to $3 million in the third quarter of 2023. 9

Key Operating and Financial Metrics Three Months Ended September 30, Nine Months Ended September 30, 2024 2023 2024 2023 ($ in millions, except Premium per customer) ($ in millions, except Premium per customer) Customers (end of period) 2,313,113 1,984,154 2,313,113 1,984,154 In force premium (end of period) $ 889.1 $ 719.0 $ 889.1 $ 719.0 Premium per customer (end of period) $ 384 $ 362 $ 384 $ 362 Annual dollar retention (end of period) 87% 85% 87% 85% Total revenue $ 136.6 $ 114.5 $ 377.7 $ 314.3 Gross earned premium $ 213.1 $ 173.2 $ 600.9 $ 491.3 Gross profit $ 37.5 $ 21.9 $ 103.0 $ 50.5 Adjusted gross profit $ 38.6 $ 24.9 $ 108.7 $ 62.1 Net loss $ (67.7) $ (61.5) $ (172.2) $ (194.5) Adjusted EBITDA $ (49.0) $ (40.2) $ (125.9) $ (143.7) Gross profit margin 27% 19% 27% 16% Adjusted gross profit margin 28% 22% 29% 20% Ratio of Adjusted Gross Profit to Gross Earned Premium 18% 14% 18% 13% Gross loss ratio 73% 83% 77% 88% Net loss ratio 81% 88% 80% 93% 10

Guidance We are increasing full year guidance for gross earned premium and revenue, and reaffirming guidance for FY 2024 for all other metrics. Q4 2024 Full Year 2024 Low - High Low - High in millions in millions In Force Premium (IFP) $940 $944 $940 $944 Gross Earned Premium (GEP) $222 $225 $823 $826 Revenue $144 $146 $522 $524 Adjusted EBITDA Loss ($29) ($25) ($155) ($151) Stock-based compensation expense $16 $64 Capital expenditures $3 $10 Weighted common shares 72 71 A full reconciliation of Adjusted EBITDA guidance to net loss on a forward-looking basis cannot be provided without unreasonable efforts, as we are unable to provide reconciling information with respect to income tax expense, depreciation and amortization, interest income, net investment income, and other transactions that we consider to be unique in nature, all of which are adjustments to Adjusted EBITDA. We have provided a reconciliation of GAAP to non-GAAP financial measures for the third quarter September 30, 2024 in the reconciliation tables at the end of this letter. 11

Non-GAAP financial measures and key operating metrics The non-GAAP financial measures used in this shareholder letter are Adjusted EBITDA, Adjusted Gross Profit, and Ratio of Adjusted Gross Profit to Gross Earned Premium. We define adjusted EBITDA, a non-GAAP financial measure, as net loss excluding income tax expense, depreciation and amortization, stock-based compensation, interest expense, interest income and others, net investment income, net realized gains and losses on sale of investments, change in fair value of warrants liability, amortization of fair value adjustment on insurance contract intangible liability relating to the Metromile Acquisition, and other non-cash adjustments and other transactions that we would consider to be unique in nature. We exclude these items from adjusted EBITDA because we do not consider them to be directly attributable to our underlying operating performance. We use adjusted EBITDA as an internal performance measure in the management of our operations because we believe it gives our management and other customers of our financial information useful insight into our results of operations and our underlying business performance. Adjusted EBITDA should not be viewed as a substitute for net loss calculated in accordance with U.S. GAAP, and other companies may define adjusted EBITDA differently. We define adjusted gross profit, a non-GAAP financial measure, as gross profit excluding net investment income, interest income and other income, and net realized gains and losses on sale of investments, plus fixed costs and overhead associated with our underwriting operations including employee-related expense, professional fees and other, and depreciation and amortization allocated to cost of revenue, and other adjustments that we would consider to be unique in nature. After these adjustments, the resulting calculation is inclusive of only those variable costs of revenue incurred on the successful acquisition of business and without the volatility of investment income. We use adjusted gross profit as a key measure of our progress towards profitability and to consistently evaluate the variable contribution to our business from underwriting operations from period to period. We define Ratio of Adjusted Gross Profit to Gross Earned Premium as the ratio of adjusted gross profit to gross earned premium. The Ratio of Adjusted Gross Profit 12 to Gross Earned Premium measures the relationship between the underlying business volume and gross economic benefit generated by our underwriting operations, on the one hand, and our underlying profitability trends, on the other. We rely on this measure, which supplements our gross profit ratio as calculated in accordance with GAAP, because it provides management with insight into our underlying profitability trends over time. The non-GAAP financial measures used in this shareholder letter have not been calculated in accordance with GAAP and should be considered in addition to results prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, GAAP results. In addition, adjusted gross profit, and adjusted gross profit margin, ratio of adjusted gross profit to gross earned premium, and adjusted EBITDA should not be construed as indicators of our operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Therefore, its use can make it difficult to compare our current results with our results from other reporting periods and with the results of other companies. Our management uses these non-GAAP financial measures, in conjunction with GAAP financial measures, as an integral part of managing our business and to, among other things: (i) monitor and evaluate the performance of our business operations and financial performance; (ii) facilitate internal comparisons of the historical operating performance of our business operations; (iii) facilitate external comparisons of the results of our overall business to the historical operating performance of other companies that may have different capital structures and debt levels; (iv) review and assess the operating performance of our management team; (v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and (vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this shareholder letter. 13

This shareholder letter also includes key performance indicators, including customers, in force premium, premium per customer, annual dollar retention, gross earned premium, gross loss ratio, net loss ratio and gross loss ratio ex-CAT. We define customers as the number of current policyholders underwritten by us or placed by us with third-party insurance partners (who pay us recurring commissions) as of the period end date. A customer that has more than one policy counts as a single customer for the purposes of this metric. We view customers as an important metric to assess our financial performance because customer growth drives our revenue, expands brand awareness, deepens our market penetration, creates additional upsell and cross-sell opportunities and generates additional data to continue to improve the functioning of our platform. We define in force premium ("IFP") as the aggregate annualized premium for customers as of the period end date. At each period end date, we calculate IFP as the sum of: (i) In force written premium — the annualized premium of in force policies underwritten by us; and (ii) In force placed premium — the annualized premium of in force policies placed with third party insurance companies for which we earn a recurring commission payment. In force placed premium currently reflects approximately 2% of IFP. The annualized value of premiums is a legal and contractual determination made by assessing the contractual terms with our customers. The annualized value of contracts is not determined by reference to historical revenues, deferred revenues or any other GAAP financial measure over any period. IFP is not a forecast of future revenues nor is it a reliable indicator of revenue expected to be earned in any given period. We believe that our calculation of IFP is useful to analysts and investors because it captures the impact of growth in customers and premium per customer at the end of each reported period, without adjusting for known or projected policy updates, cancellations, rescissions and non-renewals. We use IFP because we believe it gives our management useful insight into the total reach of our platform by showing all in force policies underwritten and placed by us. Other companies, including companies in our industry, may calculate IFP differently or not at all, which reduces the usefulness of IFP as a tool for comparison. We define premium per customer as the average annualized premium customers pay for products underwritten by us or placed by us with third-party insurance 14 partners. We calculate premium per customer by dividing IFP by customers. We view premium per customer as an important metric to assess our financial performance because premium per customer reflects the average amount of money our customers spend on our products, which helps drive strategic initiatives. We define annual dollar retention ("ADR"), as the percentage of IFP retained over a twelve month period, inclusive of changes in policy value, changes in number of policies, changes in policy type, and churn. To calculate ADR we first aggregate the IFP from all active customers at the beginning of the period and then aggregate the IFP from those same customers at the end of the period. ADR is then equal to the ratio of ending IFP to beginning IFP. Beginning in the third quarter of 2023, ADR included Metromile. We believe that our calculation of ADR is useful to analysts and investors because it captures our ability to retain customers and sell additional products and coverage to them over time. We view ADR as an important metric to measure our ability to provide a delightful end-to-end customer experience, satisfy our customers’ evolving insurance needs and maintain our customers’ trust in our products. Our customers become more valuable to us every year they continue to subscribe to our products. Other companies, including companies in our industry, may calculate ADR differently or not at all, which reduces the usefulness of ADR as a tool for comparison. Gross earned premium ("GEP") is the earned portion of our gross written premium. Gross earned premium includes direct and assumed premium. We also began assuming premium related to car insurance policies written in Texas in December 2022, in connection with our fronting arrangement with a third party carrier in Texas. We use this operating metric as we believe it gives our management and other users of our financial information useful insight into the gross economic benefit generated by our business operations and allows us to evaluate our underwriting performance without regard to changes in our underlying reinsurance structure. Unlike net earned premium, gross earned premium excludes the impact of premiums ceded to reinsurers, and therefore should not be used as a substitute for net earned premium, total revenue, or any other measure presented in accordance with GAAP. 15

We define gross loss ratio, expressed as a percentage, as the ratio of losses and loss adjustment expense to gross earned premium. We define net loss ratio, expressed as a percentage, as the ratio of losses and loss adjustment expense, less amounts ceded to reinsurers, to net earned premium. We define gross loss ratio ex-CAT, expressed as a percentage, as the ratio of gross losses and loss adjustment expense, excluding catastrophe losses, to gross earned premium. We define net cash flow ("NCF") as the change in total cash, cash equivalents, restricted cash and investments. We define trailing twelve month ("TTM") gross loss ratio, expressed as a percentage, as the ratio of losses and loss adjustment expense to gross earned premium for the past twelve months. 16

Links The information contained on, or that can be accessed through, hyperlinks included herein is deemed not to be incorporated in or part of this shareholder letter. Earnings teleconference information The Company will discuss its third quarter 2024 financial results and business outlook during a teleconference on October 31, 2024, at 8:00 AM ET. The conference call (access code 819838) can be accessed toll-free at 1-833-470-1428, or at 1-404-975-4839. A live audio webcast of the call will also be available simultaneously at https:// investor.lemonade.com Following completion of the call, a recorded replay of the webcast will be available on the investor relations section of Lemonade’s website. Additional investor information can be accessed at https://investor.lemonade.com About Lemonade Lemonade offers renters, homeowners, pet, car, and life insurance. Powered by artificial intelligence and behavioral economics, Lemonade’s full stack insurance carriers in the US, the UK and the EU replace brokers and bureaucracy with bots and machine learning, aiming for zero paperwork and instant everything. A Certified B-Corp, Lemonade donates to nonprofits selected by its community, during its annual Giveback. Lemonade is currently available in the United States, the UK, Germany, the Netherlands, and France, and continues to expand globally. For more information, please visit www.lemonade.com, and follow Lemonade on X or Instagram. Media inquiries: press@lemonade.com Investor contact: ir@lemonade.com 17

Forward-looking statement safe harbor This shareholder letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this shareholder letter that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding our anticipated financial performance and guidance, our financial outlook for the fourth quarter and full year 2024, our future profitability, our ability to acquire new business, including growth in car, acceleration through our synthetic agents program, the expected benefits, accuracy and growth of our predictive and generative AI models, our anticipated growth, profitability, our industry, business strategy, plans, goals and expectations concerning our market position, future operations, expenses and other financial and operating information. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward- looking statements, including but not limited to, the following: our history of losses and that we may not achieve or maintain profitability in the future; our success and ability to retain and expand our customer base; the "Lemonade" brand may not become as widely known as incumbents' brands or the brand may become tarnished; the denial of claims or our failure to accurately and timely pay claims; our ability to attain greater value from each user; availability of reinsurance at current levels and prices; the impact of our agreement with General Catalyst as a synthetic agent; our exposure to counterparty risks; our limited operating history; our ability to manage our growth effectively; our proprietary artificial intelligence algorithms may not operate properly or as expected; the intense competition in the segments of the insurance industry in which we operate; our ability to maintain our risk-based capital at the required levels; our ability to expand our product offerings; the novelty of our business model and its unpredictable efficacy and susceptibility to unintended consequences; the possibility that we could be forced to modify or eliminate our Giveback; regulatory risks, related to the operation, development, and implementation of our proprietary artificial intelligence algorithms and telematics based pricing model; legislation or legal requirements 18 that may affect how we communicate with customers; the cyclical nature of the insurance industry; our reliance on artificial intelligence, telematics, mobile technology, and our digital platforms to collect data that we utilize in our business; our ability to obtain additional capital to the extent required to grow our business, which may not be available on terms acceptable to us or at all; our actual or perceived failure to protect customer information and other data as a result of security incidents or real or perceived errors, failures or bugs in our systems, website or app, respect customers’ privacy, or comply with data privacy and security laws and regulations; periodic examinations by state insurance regulators; underwriting risks accurately and charging competitive yet profitable rates to customers; our ability to underwrite risks accurately and charge competitive yet profitable rates to our customers; potentially significant expenses incurred in connection with any new products before generating revenue from such products; risks associated with any costs incurred and other risks as we expand our business in the U.S. and internationally; our ability to comply with extensive insurance industry regulations; our ability to comply with insurance regulators and additional reporting requirements on insurance holding companies; our ability to predict the impacts of severe weather events and catastrophes, including the effects of climate change and global pandemics, on our business and the global economy generally; increasing scrutiny, actions, and changing expectations on environmental, social, and governance matters; fluctuations of our results of operations on a quarterly and annual basis; our utilization of customer and third party data in underwriting our policies; limitations in the analytical models used to assess and predict our exposure to catastrophe losses; potential losses could be greater than our loss and loss adjustment expense reserves; the minimum capital and surplus requirements our insurance subsidiaries are required to have; assessments and other surcharges from state guaranty funds; our status and obligations as a public benefit corporation; our operations in Israel and the current political, economic, and military instability, including the evolving conflict in Israel and surrounding region. 19

These and other important factors are discussed under the caption “Risk Factors” in our Form 10-K filed with the SEC on February 28, 2024 and in our other filings with the SEC, these factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this shareholder letter. Any such forward-looking statements represent management’s beliefs as of the date of this shareholder letter. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. News & Information Disclosure Investors should note that we may use our website (investor.lemonade.com), blog (lemonade.com/blog), and our company account on X and LinkedIn as a means of disclosing information and for complying with our disclosure obligations under Regulation FD. The information we post through these channels may be deemed material. Investors should monitor these channels in addition to reviewing our press releases, SEC filings, and public conference calls. 20

Condensed Consolidated Statements of Operations and Comprehensive Loss $ in millions, except per share amounts, unaudited Three Months Ended September 30, Nine Months Ended September 30, 2024 2023 2024 2023 Revenue Net earned premium $ 95.7 $ 86.6 $ 269.4 $ 231.3 Ceding commission income 24.0 16.7 61.5 51.4 Net investment income 8.9 7.0 24.6 17.6 Commission and other income 8.0 4.2 22.2 14.0 Total revenue 136.6 114.5 377.7 314.3 Expense Loss and loss adjustment expense, net 77.9 75.9 214.3 215.4 Other insurance expense 19.8 15.1 55.9 43.7 Sales and marketing 51.4 24.4 118.6 77.4 Technology development 21.9 21.8 64.0 67.7 General and administrative 31.4 36.9 91.0 100.3 Total expense 202.4 174.1 543.8 504.5 Loss before income taxes (65.8) (59.6) (166.1) (190.2) Income tax expense 1.9 1.9 6.1 4.3 Net loss $ (67.7) $ (61.5) $ (172.2) $ (194.5) Other comprehensive loss, net of tax Unrealized gain on investments in fixed maturities 5.4 2.9 7.4 10.1 Foreign currency translation adjustment 3.1 (1.0) 1.5 (1.6) Comprehensive loss $ (59.2) $ (59.6) $ (163.3) $ (186.0) Per share data: Net loss per share attributable to common stockholders— basic and diluted $ (0.95) $ (0.88) $ (2.44) $ (2.80) Weighted average common shares outstanding—basic and diluted 71,138,070 69,753,576 70,716,140 69,542,342 21

Condensed Consolidated Balance Sheets $ in millions, except per share amounts As of September 30, December 31, 2024 2023 (Unaudited) Assets Investments Fixed maturities available-for-sale, at fair value (amortized cost: $607.0 million and $632.0 million as of September 30, 2024 and December 31, 2023, respectively) $ 609.7 $ 627.4 Short-term investments (cost: $31.1 million and $45.8 million as of September 30, 2024 and December 31, 2023, respectively) 31.1 45.8 Total investments 640.8 673.2 Cash, cash equivalents and restricted cash 337.8 271.5 Premium receivable, net of allowance for credit losses of $2.8 million and $2.5 million as of September 30, 2024 and December 31, 2023, respectively 297.7 222.0 Reinsurance recoverable 189.9 138.4 Prepaid reinsurance premium 254.7 196.3 Deferred acquisition costs 11.9 8.8 Property and equipment, net 16.0 17.4 Intangible assets 15.8 22.9 Goodwill 19.0 19.0 Other assets 39.4 63.8 Total assets $ 1,823.0 $ 1,633.3 Liabilities and Stockholders' Equity Unpaid loss and loss adjustment expense $ 294.2 $ 262.3 Unearned premium 453.8 353.7 Trade payables 1.0 0.6 Funds held for reinsurance treaties 189.3 128.8 Deferred ceding commission 58.9 41.4 Ceded premium payable 41.9 23.2 Borrowings under financing agreement 67.4 14.9 Other liabilities and accrued expenses 123.5 99.5 Total liabilities 1,230.0 924.4 Commitments and Contingencies Stockholders' equity Common stock, $0.00001 par value, 200,000,000 shares authorized; 71,378,678 and 70,163,703 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively — — Additional paid-in capital 1,861.9 1,814.5 Accumulated deficit (1,268.8) (1,096.6) Accumulated other comprehensive loss (0.1) (9.0) Total stockholders' equity 593.0 708.9 Total liabilities and stockholders' equity $ 1,823.0 $ 1,633.3 22

Condensed Consolidated Statements of Cash Flows $ in millions, unaudited Nine Months Ended September 30, 2024 2023 Cash flows from operating activities: Net loss $ (172.2) $ (194.5) Adjustments to reconcile net loss to net cash used in operating activities: Depreciation and amortization 15.3 15.2 Stock-based compensation 47.2 45.6 Amortization of premium on bonds (4.5) (1.3) Provision for bad debt 7.9 6.0 Asset impairment charge 0.3 3.7 Changes in operating assets and liabilities: Premium receivable (83.6) (49.6) Reinsurance recoverable (51.5) 12.2 Prepaid reinsurance premium (58.4) (33.1) Deferred acquisition costs (3.1) (1.2) Other assets 24.4 5.0 Unpaid loss and loss adjustment expense 31.9 (1.1) Unearned premium 100.1 67.6 Trade payables 0.4 1.6 Funds held for reinsurance treaties 60.5 (4.9) Deferred ceding commissions 17.5 (0.6) Ceded premium payable 18.7 17.9 Other liabilities and accrued expenses 23.9 8.5 Net cash used in operating activities (25.2) (103.0) Cash flows from investing activities: Proceeds from short-term investments sold or matured 64.6 115.2 Proceeds from bonds sold or matured 269.9 300.0 Cost of short-term investments acquired (49.0) (71.5) Cost of bonds acquired (241.2) (288.8) Purchases of property and equipment (6.2) (6.8) Net cash provided by investing activities 38.1 48.1 Cash flows from financing activities: Proceeds from borrowings under financing agreement 70.5 9.3 Payments on borrowings under financing agreement (18.0) (1.6) Proceeds from stock exercises 0.2 0.5 Net cash provided by financing activities 52.7 8.2 Effect of exchange rate changes on cash, cash equivalents and restricted cash 0.7 (1.7) Net increase (decrease) in cash, cash equivalents and restricted cash 66.3 (48.4) Cash, cash equivalents and restricted cash at beginning of period 271.5 286.5 Cash, cash equivalents and restricted cash at end of period $ 337.8 $ 238.1 Supplemental disclosure of cash flow information: Cash paid for income taxes $ 2.0 $ 0.6 Cash paid for interest expense on borrowings under financing agreement $ 2.4 $ 0.1 23

Reconciliation of Non-GAAP Financial Measures to their Most Directly Comparable GAAP Financial Measures Adjusted Gross Profit and Adjusted Gross Profit Margin The following table provides a reconciliation of total revenue to adjusted gross profit and the related adjusted gross profit margin for the periods presented: Three Months Ended September 30, Nine Months Ended September 30, 2024 2023 2024 2023 ($ in millions) Total revenue $ 136.6 $ 114.5 $ 377.7 $ 314.3 Adjustments: Loss and loss adjustment expense, net $ (77.9) $ (75.9) $ (214.3) $ (215.4) Other insurance expense (19.8) (15.1) (55.9) (43.7) Depreciation and amortization (1.4) (1.6) (4.5) (4.7) Gross profit $ 37.5 $ 21.9 $ 103.0 $ 50.5 Gross profit margin (% of total revenue) 27% 19% 27% 16% Adjustments: Net investment income $ (8.9) $ (7.0) $ (24.6) $ (17.6) Interest income and other income (2.7) (0.7) (7.2) (2.2) Employee-related expense 5.5 4.6 16.0 13.1 Professional fees and other 5.8 4.5 17.0 13.6 Depreciation and amortization 1.4 1.6 4.5 4.7 Adjusted gross profit $ 38.6 $ 24.9 $ 108.7 $ 62.1 Adjusted gross profit margin (% of total revenue) 28% 22% 29% 20% 24

Ratio of Adjusted Gross Profit to Gross Earned Premium

The following table sets forth our calculation of the Ratio of Adjusted Gross Profit to Gross Earned Premium for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2024	2023	2024	2023
	($ in millions)			
Numerator: Adjusted gross profit	$ 38.6	$ 24.9	$ 108.7	$ 62.1
Denominator: Gross earned premium	$ 213.1	$ 173.2	$ 600.9	$ 491.3
Ratio of Adjusted Gross Profit to Gross Earned Premium	18%	14%	18%	13%

Adjusted EBITDA

The following table provides a reconciliation of adjusted EBITDA to net loss for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2024	2023	2024	2023
	($ in millions)			
Net loss	$ (67.7)	$ (61.5)	$ (172.2)	$ (194.5)
Adjustments:				
Income tax expense	1.9	1.9	6.1	4.3
Depreciation and amortization	5.1	5.0	15.3	15.2
Stock-based compensation (1)	16.9	15.4	47.2	45.6
Interest expense	1.7	—	3.4	—
Interest income and others	(1.8)	(0.5)	(4.9)	(2.0)
Net investment income	(8.9)	(7.0)	(24.6)	(17.6)
Change in fair value of warrants liability	—	—	—	(0.3)
Amortization of fair value adjustment on insurance contract intangible liability relating to the Metromile acquisition	(0.1)	(0.2)	(0.3)	(1.1)
Other adjustments (2) (3)	3.9	6.7	4.1	6.7
Adjusted EBITDA	$ (49.0)	$ (40.2)	$ (125.9)	$ (143.7)

(1) Includes compensation expense related to warrant shares of $2.0 million and $4.5 million for the three and nine months ended September 30, 2024, respectively, and $0.9 million and $1.5 million for the three and nine months ended September 30, 2023.

(2) Includes impairment charge of $3.7 million related to the San Francisco office sublease (refer to Note 15 of the unaudited condensed consolidated financial statements) and $3.0 million accrual for a potential liability claim, both related to Metromile, for the three and nine months ended September 30, 2023.

(3) Includes $3.9 million extra-contractual car claim liability related to pre-acquisition Metromile, and impairment charge of $0.3 million related to a portion of the New York office sublease (refer to Note 15 of the unaudited condensed consolidated financial statements), net of gain on termination of lease for the three and nine months ended September 30, 2024.

25

Supplemental Financial Information $ in millions, unaudited Stock-based compensation Three Months Ended September 30, Nine Months Ended September 30, 2024 2023 2024 2023 Loss and loss adjustment expense, net $ 0.5 $ 0.8 $ 1.5 $ 2.2 Other insurance expense 0.7 0.6 1.9 1.6 Sales and marketing (1) 3.0 1.9 7.6 4.6 Technology development 6.6 6.4 19.4 19.4 General and administrative 6.1 5.7 16.8 17.8 Total stock-based compensation expense $ 16.9 $ 15.4 $ 47.2 $ 45.6 (1) Includes compensation expense related to warrant shares of $2.0 million and $4.5 million for the three and nine months ended September 30, 2024, respectively and $0.9 million and $1.5 million for the three and nine months ended September 30, 2023. Written and Earned Premium Three Months Ended September 30, Nine Months Ended September 30, 2024 2023 2024 2023 Gross written premium $ 268.9 $ 212.8 $ 700.7 $ 558.7 Ceded written premium (153.4) (118.0) (389.4) (293.4) Net written premium $ 115.5 $ 94.8 $ 311.3 $ 265.3 Three Months Ended September 30, Nine Months Ended September 30, 2024 2023 2024 2023 Gross earned premium $ 213.1 $ 173.2 $ 600.9 $ 491.3 Ceded earned premium (117.4) (86.6) (331.5) (260.0) Net earned premium $ 95.7 $ 86.6 $ 269.4 $ 231.3 26

Historical Operating Metrics

$ in millions except Premium per customer

	Sept. 30, 2022	Dec. 31, 2022	Mar. 31 2023	June 30, 2023	Sept. 30, 2023	Dec. 31, 2023	Mar. 31, 2024	June 30, 2024	Sept. 30, 2024
Customers (end of period)	1,775,824	1,807,548	1,856,012	1,906,408	1,984,154	2,026,918	2,095,275	2,167,194	2,313,113
In force premium (end of period)	$ 609.2	$ 625.1	$ 653.3	$ 686.6	$ 719.0	$ 747.3	$ 794.2	$ 838.8	$ 889.1
Premium per customer (end of period)	$ 343	$ 346	$ 352	$ 360	$ 362	$ 369	$ 379	$ 387	$ 384
Annual dollar retention (end of period)	84%	86%	87%	87%	85%	87%	88%	88%	87%
Total revenue	$ 74.0	$ 88.4	$ 95.2	$ 104.6	$ 114.5	$ 115.5	$ 119.1	$ 122.0	$ 136.6
Gross earned premium	$ 136.4	$ 151.3	$ 154.2	$ 163.9	$ 173.2	$ 181.0	$ 187.9	$ 199.9	$ 213.1
Gross profit	$ 8.1	$ 12.7	$ 16.5	$ 12.1	$ 21.9	$ 33.6	$ 34.7	$ 30.8	$ 37.5
Adjusted gross profit	$ 13.2	$ 17.9	$ 20.6	$ 16.6	$ 24.9	$ 35.3	$ 36.7	$ 33.4	$ 38.6
Net loss	$ (91.4)	$ (63.7)	$ (65.8)	$ (67.2)	$ (61.5)	$ (42.4)	$ (47.3)	$ (57.2)	$ (67.7)
Adjusted EBITDA	$ (65.7)	$ (51.7)	$ (50.8)	$ (52.7)	$ (40.2)	$ (28.9)	$ (33.9)	$ (43.0)	$ (49.0)
Gross profit margin	11%	14%	17%	12%	19%	29%	29%	25%	27%
Adjusted gross profit margin	18%	20%	22%	16%	22%	31%	31%	27%	28%
Ratio of Adjusted Gross Profit to Gross Earned Premium	10%	12%	13%	10%	14%	20%	20%	17%	18%
Gross loss ratio	94%	89%	87%	94%	83%	77%	79%	79%	73%
Net loss ratio	105%	97%	93%	99%	88%	78%	78%	79%	81%

27

Trends  Q3 2024 28

Q3 22 Q3 23 Q3 24 1,776 1,984 2,313 (in ‘000s) 17%12% customers Q3 22 Q3 23 Q3 24 Gross Earned Premium (“GEP”) ($s in m) $136 $173 $213 23%27% Q3 22 Q3 23 Q3 24 Revenue ($s in m) $74 $115 $137 19%55% Q3 22 Q3 23 Q3 24 Premium Per Customer $343 $362 $384 6%6% Trends 29 Q3 22 Q3 23 Q3 24 ($s in m) In Force Premium $609 $719 $889 24%18%

Q3 22 Q3 23 Q3 24 Gross Profit ($s in m) $8 $22 $38 71%170% Q3 22 Q3 23 Q3 24 Adj. Gross Profit1 ($s in m) $13 $25 $39 55%89% Q3 22 Q3 23 Q3 24 Gross Profit Margin 11% 19% 27% Q3 22 Q3 23 Q3 24 Ratio of Adj. Gross Profit to GEP 10% 14% 18% (1) This is a non-GAAP metric. For a description of these metrics and a reconciliation to the most directly comparable GAAP measure, please see "Reconciliation of Non-GAAP Financial Measures to GAAP" and "Non-GAAP financial measures and key operating metrics". Trends 30

Q3 22 Q3 23 Q3 24 $110 $98 $125 operating expense1 ($s in m) Other insurance expense Sales and marketing2 Technology development General and administrative (1) Represents total expense less loss and loss adjustment expense, net. (2) Growth spend included in Sales and marketing was $39.9M in Q3 2024, $12.6M in Q3 2023 and $23.3M in Q3 2022. (3) This is a non-GAAP metric. For a description of these metrics and a reconciliation to the most directly comparable GAAP measure, please see "Reconciliation of Non-GAAP Financial Measures to GAAP" and "Non-GAAP financial measures and key operating metrics". Q3 22 Q3 23 Q3 24 Net Loss ($s in m) ($91) ($62) ($68) (10%)33% Q3 22 Q3 23 Q3 24 Adj. EBITDA3 ($s in m) ($66) ($40) ($49) (22%)39% Trends 31

Q3 23 Q4 23 Q1 24 Q2 24 Q3 24 $945 $945 $927 $931 $979 Total Cash & Investments ($s in m) Q3 23 Q4 23 Q1 24 Q2 24 Q3 24 Net Cash Flow1 ($s in m) $0 $3 ($18) $4 $48 (1) We define Net Cash Flow (“NCF”) as the change in cash, cash equivalents, restricted cash and investments. Trends 32

Insurance Supplement  Q3 2024 33

Q3 23 Q4 23 Q1 24 Q2 24 Q3 24 loss ratios Gross loss ratio 83% 77% 79% 79% 73% Gross loss ratio ex-CAT 73% 72% 63% 62% 68% TTM gross loss ratio 88% 85% 83% 79% 77% Net loss ratio 88% 78% 78% 79% 81% Gross Loss Ratio Breakdown Attritional gross loss ratio 67% 66% 62% 58% 61% CAT (excl. PPD) 9% 3% 14% 15% 6% LAE (excl. PPD) 11% 9% 9% 9% 9% Prior period development (PPD) (4%) (1%) (6%) (3%) (3%) Gross loss ratio 83% 77% 79% 79% 73% Gross Loss Ratio - PPD Breakdown CAT PPD 1% 2% 2% 2% (1%) Non-CAT PPD (5%) (3%) (8%) (5%) (2%) PPD impact on gross loss ratio (4%) (1%) (6%) (3%) (3%) Gross Loss Ratio by Type Homeowners multi-peril 81% 74% 79% 78% 69% Pet 68% 68% 63% 72% 71% Car 104% 99% 99% 95% 92% Europe (all products) 147% 101% 106% 98% 92% IFP Breakdown ($s in m) Homeowners multi-peril $421 $433 $449 $468 $488 Pet $166 $181 $201 $224 $254 Car $114 $114 $123 $123 $117 Europe (all products) $8 $10 $12 $14 $19 Other $10 $9 $9 $10 $11 Total $719 $747 $794 $839 $889 Premium per Customer Breakdown Homeowners multi-peril $259 $263 $266 $270 $266 Pet $622 $638 $664 $687 $712 Car $1,336 $1,375 $1,544 $1,725 $1,751 Europe (all products) $101 $106 $110 $113 $129 Other $786 $789 $791 $803 $846 Total $362 $369 $379 $387 $384 Insurance Supplement 34

Gross loss ratio We define gross loss ratio, expressed as a percentage, as the ratio of losses and loss adjustment expense to gross earned premium. Gross loss ratio ex-cat We define gross loss ratio ex-CAT, expressed as a percentage, as the ratio of gross losses and loss adjustment expense, excluding catastrophe losses, to gross earned premium. TTM gross loss ratio We define trailing twelve month ("TTM") gross loss ratio, expressed as a percentage, as the ratio of losses and loss adjustment expense to gross earned premium for the past twelve months. Net loss ratio We define net loss ratio, expressed as a percentage, as the ratio of losses and loss adjustment expense, less amounts ceded to reinsurers, to net earned premium. Attritional gross loss ratio We define attritional gross loss ratio, expressed as a percentage, as the ratio of losses, excluding catastrophe losses, loss adjustment expenses, and prior period development (PPD), to gross earned premium. Prior Period Development (PPD) We define prior period development (PPD) as the change in ultimate loss and loss adjustment expense for claims that occurred in prior quarters. Homeowners multi-peril We define homeowners multi-peril as all coverages offered under home, condo, and renters policies. IFP We define in force premium ("IFP"), as the aggregate annualized premium for customers as of the period end date. At each period end date, we calculate IFP as the sum of In force written premium — the annualized premium of in force policies underwritten by us In force placed premium — the annualized premium of in force policies placed with third party insurance companies for which we earn a recurring commission payment. Premium per Customer We define premium per customer as the average annualized premium customers pay for products underwritten by us, or placed by us with third-party insurance partners. We calculate premium per customer by dividing IFP by the number customers. Definitions Insurance Supplement 35